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                                                                    EXHIBIT 10.1

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Company Contact:                                   Investor Relations Contact:
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Dennis E. Valentine                                Tim Clemensen
Chief Financial Officer                            Rubenstein Investor Relations
(760) 602-3292                                     (212) 843-9337
www.jmar.com                                       tclemensen@rubensteinir.com
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FOR IMMEDIATE RELEASE

           JMAR TECHNOLOGIES, INC. RESTRUCTURES OPERATIONS TO IMPROVE
             PROFITABILITY, SHARPEN FOCUS ON CPL COMMERCIALIZATION

      - Company Consolidates, Renames Research, Manufacturing and Microelectronics Operations, Announces Intent to Sell Precision Equipment Business

      - New Structure Geared to Support Commercialization of Collimated Plasma Lithography Technology, Enhance Profitability, Increase Cash Flow

SAN DIEGO, California (February 6, 2003) - JMAR Technologies, Inc. (Nasdaq NM:
JMAR), a developer of advanced lasers, Collimated Plasma Lithography (CPL(TM)) systems, semiconductor production and design services, and precision microelectronics equipment, today announced that it will restructure and streamline its operations in order to improve profitability and better support the commercialization of its emerging CPL semiconductor manufacturing systems and related technologies.

Under the restructuring, the Company will sell its JMAR Precision Systems, Inc.
(JPSI) motion and metrology equipment manufacturing operation in Chatsworth, California, and form its JMAR Research, JMAR/SAL NanoLithography, and JMAR Semiconductor operations into a single corporate entity with three specialized divisions:

         - Research Division (formerly JMAR Research, or "JRI", in San Diego, California) - The Research Division will continue its traditional role as an innovator of laser and laser-produced plasma technologies for the Company's CPL Source, EUV generators, and related products such as high-brightness lasers.

         - Systems Division (formerly JMAR/SAL NanoLithography, or "JSAL", in Burlington, Vermont) - Going forward, the role of the Systems Division will encompass not only the development of X-ray lithography steppers, but also the product engineering, production, and integration of CPL light sources and complete CPL stepper systems.

         - Microelectronics Division (formerly JMAR Semiconductor, or "JSI", in Sacramento, California) - In 2002, JMAR discontinued the standard products business
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of JSI and transferred the assets of its Sacramento operations to JSI
Microelectronics, now the Microelectronics Division. This Division will continue to provide process integration and maintenance support for the Defense Microelectronics Activity's semiconductor fabrication facility in Sacramento, California, and ASIC design and production capability for the military and commercial markets.

In discussing the restructuring, JMAR Technologies President and Chief Executive Officer Ronald A. Walrod said, "In my view, this reformation of our business operations will do much to make JMAR a leaner, more effective organization going forward, while at the same time paving the way for a successful roll-out of our CPL system. Our Beta model CPL Source will be integrated with our Stepper for testing later this month in Vermont.

"As previously announced, our plan for meeting the organizational and resource demands of CPL commercialization called for engaging an experienced investment banking organization to help us form one or more industry alliances that will enable us to assemble the resources needed to effectively commercialize that technology," Mr. Walrod stated. "Since mid-2002, we have been working this part of our plan and we will be reporting our progress in that endeavor at the earliest possible opportunity.

"The second component of our plan called for us to streamline our organization to maximize our internal efficiency so as to achieve a smooth workflow from fundamental laser-produced plasma research through source and stepper product design, production, and marketing," Mr. Walrod said. "This restructuring accomplishes that objective, sharpening our focus on CPL commercialization by more fully integrating our operations in support of that goal, while at the same time streamlining the organization to reduce costs and improve overall efficiency.

"The decision to sell JMAR Precision Systems was difficult, but necessary in light of the semiconductor industry's protracted, and ongoing, suspension of purchase orders for motion, positioning and inspection equipment," Mr. Walrod noted. "We are currently searching for a strong buyer with the resources to sustain and grow JPSI. I believe that the roster of proven products JPSI has developed and refined over the years will be highly valuable to such an organization."

As a result of the Company's decision to sell JPSI, JMAR will reflect JPSI as a discontinued operation as of December 31, 2002. Accordingly, the Company will record in 2002 write-offs related to its approximately $5 million investment in JPSI. In addition, the Company will record in 2002 other reserves related to this decision, including operating losses through the expected sale date projected to average approximately $1 million per quarter. The write-off will be reduced by the proceeds from the sale of JPSI. The Company is in the process of quantifying the losses associated with this action.

"We anticipate completing this general restructuring over the next two to three months," Mr. Walrod added. "The very positive results we continue to see from our continuing CPL Source tests are highly encouraging and we look forward to soon being able to


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demonstrate to industry, the inherent simplicity of sub-100nm, non-optical, proximity X-ray lithography using our JMAR CPL Stepper system."

Headquartered in San Diego, California, JMAR Technologies, Inc. is the originator of Collimated Plasma Lithography, a next generation lithography alternative designed to deliver affordable, sub-100 nanometer chip-making capability in a compact format to the semiconductor industry. In addition to CPL, JMAR develops other products for the public and private sectors based on its proprietary "Britelight(TM)" laser light source. JMAR's operations include its laser and laser-produced plasma Research Division in San Diego, California; its Systems Division in Burlington, Vermont, where CPL Stepper Systems are designed and manufactured; and its Microelectronics Division, based in Sacramento, California, where JMAR provides process integration and maintenance support for the U.S. Government's Defense Microelectronics Activity semiconductor fabrication facility.

The statements herein regarding JMAR's expectations for the successful development and introduction of its CPL systems and future sales and potential business opportunities are forward-looking statements based on current expectations that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. These risks include unanticipated delays in the first-time assembly and operation of a complex lithography system, delays in receipt of funding of its government contracts and delays in or the inability to obtain other financing in a timely manner to further commercialize the CPL products, the failure of the CPL technology to perform as predicted or to be fully developed and engineered into a commercial product that is accepted by gallium arsenide chip manufacturers, the failure to make improvements to the Company's laser technology and to third party collimator, X-ray mask and resist technologies required to increase the throughput of the Company's X-ray and CPL systems to meet the requirements of silicon chip manufacturers, the adverse effect of selling JPSI on its operating results, less than expected sales proceeds realized from the sale of JPSI, the continued downturn in the semiconductor market and delays in receipt of orders from customers of precision systems products, the failure of pending patents to be issued, competition from alternative technologies, including electron beam, deep ultraviolet and extreme ultraviolet lithography technologies which have been more heavily funded than JMAR's CPL program, the failure of future orders to materialize as expected, delays in development, shipment or production, parts and labor shortages, cancellation or re-scheduling of orders, the inability to obtain financing when required on terms acceptable to the Company, and the other risks detailed in the company's 2001 Form 10-K and other reports filed with the SEC.


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